Exhibit 10.2

EXECUTION COPY

BACKSTOP COMMITMENT AGREEMENT

BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of May 14, 2010, by and among GSI Group Inc., a company organized under the laws of the Province of New Brunswick, Canada, which, as of the Effective Date (as defined below), shall be renamed Excel Technology, Inc. (the “Company”), and the investors identified on Schedule I hereto (each, a “Backstop Investor” and, collectively, the “Backstop Investors”).

RECITALS

WHEREAS, on November 20, 2009, the Company, MES International, Inc. and GSI Group Corporation (together with the Company, the “Debtors”) each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Debtors’ cases are being jointly administered (the “Bankruptcy Cases”);

WHEREAS, on the date hereof, the Debtors have filed with the Clerk of the Bankruptcy Court the Fourth Modified Joint Chapter 11 Plan of Reorganization of the Debtors (the “Plan”);

WHEREAS, pursuant to the Plan, the Company has agreed to commence a rights offering (the “Rights Offering”) whereby holders (each a “Holder” and collectively, the “Holders”) of Common Shares of the Company (“Existing Shares”) shall be granted non-transferable rights (“Rights”) to purchase, on a pro rata basis in proportion to their respective holdings of Existing Shares, up to an aggregate amount of 47,222,222 new Common Shares of the Company (“New Common Shares”) at a purchase price of $1.80 per share (“Per Share Purchase Price”) payable in cash for aggregate maximum proceeds to the Company of $85.0 million;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein and in consideration of the payment of the Commitment Fee (as defined herein), the Company is willing to sell, and the Backstop Investors are willing to purchase, on the Effective Date, for an aggregate purchase price payable by the deemed exchange and cancellation of a portion of Senior Note Claims (as defined below) equal to the Per Share Purchase Price, the greater of (i) 11,111,111 New Common Shares (the “Minimum Commitment Shares”) and (ii) the total number of New Common Shares not purchased by Holders in the Rights Offering (the “Unsubscribed Shares”); and

WHEREAS, the Company and each Backstop Investor is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 1145 of the Bankruptcy Code and applicable Canadian securities laws.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. DEFINITIONS.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Addendum” has the meaning assigned to it in Section 10.8.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto.

“Approval Motion” has the meaning assigned to it in Section 5.1.

“Approval Order” has the meaning assigned to it in Section 5.1.

“Assumption Agreement” has the meaning assigned to it in Section 10.8.

“Backstop Commitment” means the commitment of each Backstop Investor to acquire the number of New Common Shares equal to the product of (i) each such Backup Investor’s Backstop Percentage and (ii) the greater of (A) the Minimum Commitment Shares and (B) the Unsubscribed Shares.

“Backstop Investor” has the meaning assigned to it in the preamble hereto.

“Backstop Investor Default” has the meaning assigned to it in Section 8(b)(i).

“Backstop Investor Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has or would reasonably be expected to prevent, materially delay or materially impair the ability of a Backstop Investor to consummate the transactions contemplated hereby.

“Backstop Percentage” means, at any time of determination, with respect to any Backstop Investor, the percentage set forth opposite the name of such Backstop Investor under the heading “Backstop Percentage” on Schedule I hereto (as such Schedule I may be updated pursuant to Section 10.8 hereof).

“Backstop Purchase Price” means, with respect to any Backstop Investor, such Backstop Investor’s Backstop Percentage of the product of the (i) Per Share Purchase Price and (ii) the greater of (A) the Minimum Commitment Shares and (B) the Unsubscribed Shares.

“Backstop Shares” has the meaning assigned to it in Section 2.2(a).

“Bankruptcy Cases” has the meaning assigned to it in the recitals hereto.

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” has the meaning assigned to it in the recitals hereto.

“Business Day” any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing” has the meaning assigned to it in Section 2.2(b).

“Commitment Fee” means for each Backstop Investor a fee equal to 5% of the product of (i) such Backstop Investor’s Backstop Percentage and (ii) $85 million.

“Company” has the meaning assigned to it in the preamble hereto.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Rights Offering and the transactions contemplated hereby.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan.

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Debtors” has the meaning assigned to it in the recitals hereto.

“Defaulting Backstop Investor” has the meaning assigned to it in Section 8(b)(i).

“Default Purchase Right” has the meaning assigned to it in Section 8(b)(i).

“Default Shares” has the meaning assigned to it in Section 8(b)(i).

“DTC” has the meaning assigned to it in Section 2.2(b).

“Effective Date” has the meaning assigned to it in the Plan.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Exculpated Claims” has the meaning assigned to it in Section 9(b).

“Exculpated Parties” has the meaning assigned to it in Section 9(b).

“Existing Shares” has the meaning assigned to it in the recitals hereto.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Holder” has the meaning assigned to it in the recitals hereto.

“Indemnitees” has the meaning assigned to it in Section 9(a).

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Losses” has the meaning assigned to it in Section 9(a) hereof.

“Milestone” has the meaning assigned to it in Section 5.6.

“Milestone Dates” has the meaning assigned to it in Section 5.6.

“Minimum Commitment Shares” has the meaning assigned to it in the recitals hereto.

“New Common Shares” has the meaning assigned to it in the recitals hereto.

“Non-Defaulting Backstop Investors” has the meaning assigned to it in Section 8(b)(i).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Per Share Purchase Price” has the meaning assigned to it in the recitals hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan” has the meaning assigned to it in the recitals hereto.

“Plan Support Agreement” means that certain Restructuring Plan Support Agreement, made and entered into as of May 14, 2010, by and among (i) the Debtors, (ii) the Equity Committee (as defined therein), (iii) each of the members of the Equity Committee listed therein and (iv) the Backstop Investors.

“Required Backstop Investors” means, as of any date of determination, Backstop Investors holding at least 60% of the Senior Note Claims held by all Backstop Investors as of such date.

“Rights” has the meaning assigned to it in the recitals hereto.

“Rights Offering” has the meaning assigned to it in the recitals hereto.

“Rights Offering Packet” has the meaning assigned to it in the Plan.

“Schulte Roth” has the meaning assigned to it in Section 10.8.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means the any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Senior Note Claims” has the meaning assigned to such term in the Plan Support Agreement.

“Senior Notes” has the meaning assigned to such term in the Plan Support Agreement.

“Senior Notes Indenture” has the meaning assigned to such term in the Plan.

“Subscription Commencement Date” has the meaning assigned to it in Section 2.1(a).

“Subscription Expiration Date” has the meaning assigned to it in Section 2.1(a).

“Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Unsubscribed Shares” has the meaning assigned to it in the recitals hereto.

Section 2. RIGHTS OFFERING; BACKSTOP; COMMITMENT FEE.

2.1. Rights Offering.

(a) The Company shall commence the Rights Offering on or before June 4, 2010 (as such date may be extended pursuant to Section 5.6, the “Subscription Commencement Date”) and the Rights Offering shall remain open until no later than 5:00 p.m., New York City time, on July 15, 2010 (as such date may be extended pursuant to Section 5.6, the “Subscription Expiration Date”). The Rights Offering shall be conducted and consummated on the terms, subject to the conditions and in accordance with the Rights Offering Packet.

(b) The Company hereby agrees and undertakes to give, or to cause to be given, to the Backstop Investors as soon as reasonably practicable, but in no event later than two (2) Business Days, after the Subscription Expiration Date, by overnight mail, e-mail or by electronic facsimile transmission, (i) written notification setting forth (A) the total number of New Common Shares purchased by Holders in the Rights Offering pursuant to the exercise of Rights and the aggregate cash proceeds received by the Company therefor, (B) the number of Unsubscribed Shares, (C) the Backstop Purchase Price for each Backstop Investor and (D) the targeted Effective Date and (ii) a subscription form to be completed by each Backstop Investor to facilitate such Backstop Investor’s subscription for the New Common Shares purchased pursuant to this Agreement. The written notification and subscription form described herein shall be substantially in the form included in the Rights Offering Packet. In addition, on the first Business Day of each calendar week during the period beginning on the Subscription Commencement Date and ending on the Subscription Expiration Date, the Company shall give, or cause to be given, to the Backstop Investors by overnight mail, e-mail or by electronic facsimile transmission a written notification setting forth the then most current information as to the total amount of New Common Shares then subscribed for in the Rights Offering, the number of then unsubscribed New Common Shares, the Backstop Purchase Price for each Backstop Investor (as if the Rights Offering were to be concluded with the then current amount of subscribed for New Common Shares) and the targeted Effective Date.

2.2. Backstop.

(a) On the terms and subject to the conditions contained herein, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Investors hereby agrees, severally and not jointly, to purchase on the Effective Date, and the Company hereby agrees to sell and issue to each such Backstop Investor, at the Backstop Purchase Price therefor, its Backstop Percentage of the greater of (i) the Minimum Commitment Shares and (ii) the Unsubscribed Shares. The New Common Shares which each of the Backstop

Investors is required to purchase pursuant to this Section 2.2(a) are referred to herein as such Backstop Investor’s “Backstop Shares.” The Backstop Investors will purchase such New Common Shares by exchanging the principal amount of New Senior Notes equal to such Backstop Investor’s Backstop Purchase Price.

(b) The closing of the purchase and sale of the Backstop Shares hereunder (the “Closing”) will occur on the Effective Date contemporaneously with substantial consummation of the Plan. At the Closing, (i) unless the Company and the Required Backstop Investors mutually agree otherwise, payment for the Backstop Shares that each Backstop Investor has agreed to purchase shall be effected by each such Backstop Investor electronically delivering for cancellation the requisite Senior Notes to the balance account with the Depository Trust Company (“DTC”) designated in writing by the Company to the Backstop Investors prior to the Closing and (ii) the Company shall cause its transfer agent to credit the aggregate number of Backstop Shares to which such Backstop Investor is entitled to such Backstop Investor’s or its designee’s balance account with the DTC through its Deposit/Withdrawal at Custodian system and deliver to each Backstop Investor such certificates, documents or instruments required to be delivered by it to such Backstop Investor pursuant to this Agreement. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company shall be delivered to each applicable Backstop Investor in accordance with Section 10.3 hereof.

2.3. Commitment Fee.

(a) The Commitment Fee shall be earned upon the entry of the Confirmation Order by the Bankruptcy Court.

(b) On the earliest to occur of (i) substantial consummation of the Plan on the Effective Date, and (ii) two (2) Business Days after the termination of this Agreement pursuant to the terms of Section 8 hereof (other than Section 8(b)), the Company shall pay to each Backstop Investor, by wire transfer in immediately available funds to an account specified by such Backstop Investor to the Company not less than one (1) day prior to the applicable payment date, such Backstop Investor’s pro rata portion of the Commitment Fee based on such Backstop Investor’s Backstop Percentage.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each of the Backstop Investors as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

3.1. Organization and Qualification; Subsidiaries. The Company has been duly organized and is validly existing and, to the extent legally applicable, in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

3.2. Authorization; Enforcement; Validity. Subject only to Bankruptcy Court approval, the Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder (including, without limitation (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Fee) in accordance with the terms hereof. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Fee), have been duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties hereto and subject to Bankruptcy Court approval, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3. No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to any of the Backstop Investors, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Fee) do not and will not: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of the Company or any of its Subsidiaries; (b) conflict with or violate any Law or Order applicable to the Company, any of its Subsidiaries or any of their respective assets or properties; (c) except for conflicts with terms of the Senior Notes Indenture, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4. Consents and Approvals. The execution, delivery and performance by the Company of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties may be bound, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, except (a) the entry of the Approval Order and the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, and (b) where the failure to obtain such consent, approval, authorization, Order or action, or to make such filing or notification, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP INVESTORS. Each Backstop Investor represents and warrants, severally and not jointly, to the Company as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1. Authorization; Enforcement; Validity. Such Backstop Investor has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out its obligations hereunder in accordance with the terms hereof. The execution and delivery by such Backstop Investor of this Agreement and the performance by such Backstop Investor of its obligations hereunder have been duly authorized by all requisite action on the part of the such Backstop Investor, and no other action on the part of such Backstop Investor is necessary to authorize the execution and delivery by such Backstop Investor of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Backstop Investor, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Backstop Investor, enforceable against such Backstop Investor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.2. No Conflicts. The execution, delivery, and performance by such Backstop Investor of this Agreement do not and will not (i) violate any provision of the organizational documents of such Backstop Investor; (b) conflict with or violate any Law or Order applicable to such Backstop Investor or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Backstop Investor is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Backstop Investor Material Adverse Effect on such Backstop Investor.

4.3. Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any court or Governmental Authority or body having jurisdiction over such Backstop Investor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, order or authorization required under the Bankruptcy Code.

4.4. Senior Notes. Each Backstop Investor is the beneficial owner (with the power and authority to vote and dispose of) of the Senior Notes beneficially owned by such Backstop Investor and specified opposite such Backstop Investor’s name on Schedule I hereto (as may be subsequently revised pursuant to Section 10.8), free and clear of all liens.

4.5. Additional Accredited Representations and Warranties. If a Backstop Investor purchases New Common Shares for cash and the exemption from securities registration afforded by Section 1145 of the Bankruptcy Code is not available, such Backstop Investor’s representations and warranties shall also include the following:

(a) Acquisition for Investment. The Backstop Shares to be issued under this Agreement are being acquired by such Backstop Investor for its own account and not with a view toward resale in connection with the public sale or distribution thereof, except pursuant to sales or transfers registered or exempted within the meaning of the Securities Act; provided, however, that by making the representations and warranties herein, such Backstop Investor does not agree to hold any of the Backstop Shares for any minimum or other specific term and reserves the right to dispose of the Backstop Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Backstop Investor is acquiring the Backstop Shares hereunder in the ordinary course of its business. Such Backstop Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Backstop Shares.

(b) Business Acumen; Risk of Loss. By reason of its business and financial experience and the business and financial experience of those persons it has retained for advice with respect to its investment in the New Common Shares, the Backstop Investor, together with its advisors, have such knowledge, sophistication and experience in business and financial matters that the Backstop Investor is capable of evaluating the merits and risks of investing in the New Common Shares, is able to bear the economic risk of such investment, and, at the present time, could afford a complete loss of such investment.

(c) Accredited Investor Status. Such Backstop Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

(d) No Governmental Review. Such Backstop Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Backstop Shares or the fairness or suitability of the investment in the Backstop Shares nor have such authorities passed upon or endorsed the merits of the offering of the Backstop Shares.

(e) Restricted Shares. The Backstop Investor understands that the New Common Shares will be issued without registration under the Securities Act of 1933 as amended (the “Act”) in reliance upon an exemption therefrom which is dependent upon the intent hereby expressed. The Backstop Investor further agrees that a restrictive legend regarding the restrictive status of such New Common Shares may be affixed to the certificates representing the New Common Shares and to all certificates issued hereafter representing any or all of the New Common Shares until in the opinion of counsel, which opinion must be reasonably satisfactory to the Company and its counsel, such legend is no longer required.

Section 5. ADDITIONAL COVENANTS.

5.1. Approval Motion and Approval Order. The Company agrees to file a motion and supporting papers (the “Approval Motion”) (including an order in form and substance satisfactory to the Backstop Investors) seeking an order of the Bankruptcy Court (the “Approval Order”) approving the Plan Support Agreement, to which this Agreement will be annexed.

5.2. Best Efforts. Each of the Backstop Investors and, subject to its fiduciary duties as debtor in possession based upon advice of counsel, the Company, agree to use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

5.3. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.4. Use of Proceeds. The Company shall use the net proceeds from the sale of New Common Shares issued pursuant to the Rights Offering solely as provided in the Plan.

5.5. Taxes. The Company will pay, and save and hold each Backstop Investor harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Backstop Shares hereunder.

5.6. Milestones. The Company will cause the following actions (each, individually a “Milestone” and collectively, the “Milestones”) to occur on or before the dates specified below (such corresponding date, the “Milestone Date”); provided, however, upon the written request of the Company, which request shall be accompanied by a certificate of the Chief Restructuring Officer of the Company certifying that the Company is not pursuing an Alternate Transaction (as such term is defined in the Plan Support Agreement), any of the Milestone Dates set forth below may be extended with the prior written consent of the Required Backstop Investors, such consent not to be unreasonably withheld; provided, that the aggregate number of days that the Milestones set forth below are so extended beyond the Milestone Dates specified below shall not exceed thirty (30) days in the aggregate for all such Milestone Dates:

(a) the Approval Order shall have been entered by the Bankruptcy Court by no later than May 21, 2010;

(b) the Confirmation Order shall have been entered by the Bankruptcy Court by no later than May 28, 2010;

(c) the Rights Offering shall have been commenced by the Company no later than June 4, 2010;

(d) the Subscription Expiration Date shall have occurred by no later than July 15, 2010; and

(e) the Effective Date shall have occurred by no later than July 23, 2010.

For the avoidance of doubt and as an example, if the Milestone Date in clause (a) above is permissibly extended pursuant hereto to May 31, 2010 and the Milestone Date in clause (b) above is permissibly extended pursuant hereto to May 31, 2010, then a total of 13 of the maximum 30 extension days shall have been used.

5.7. Holding Period. For the purposes of Rule 144 under the Securities Act, the Company acknowledges that the holding period of the Senior Notes may be tacked onto the holding period of the New Common Shares received by the Backstop Investors pursuant to the Plan, including, without limitation in connection with the Backstop Commitment. The Company agrees not to take a position contrary to this Section 5.7.

Section 6. CONDITIONS TO THE BACKSTOP INVESTORS’ OBLIGATIONS. The obligations of each of the Backstop Investors to purchase the Backstop Shares pursuant to this Agreement on the Effective Date shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Required Backstop Investors:

6.1. Representations and Warranties. (a) All of the representations and warranties made by the Company in this Agreement shall be true and correct as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), except to the extent that the breach of any such representation or warranty would not reasonably be expected to have a Company Material Adverse Effect; (b) the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company on or prior to the Effective Date; and (c) with respect to clauses (a) and (b), at the Closing there shall be delivered to the Backstop Investors a certificate signed by a duly authorized representative of the Company to the foregoing effect.

6.2. Approval Order. The Approval Order shall have been entered by the Bankruptcy Court.

6.3. Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

6.4. Plan and Rights Offering Documents. The (i) Plan (and the exhibits thereto), (ii) the Rights Offering Documents, and (iii) the Confirmation Order shall each be in form and substance reasonably acceptable to the Required Backstop Investors; provided, however, that the Security Agreement and the New Indenture shall be substantially in the form filed with the Bankruptcy Court on April 9, 2010 as revised to reflect the principal amount of the New Senior Secured Notes as contemplated by the Plan and elimination of provisions related to the issuance of Preferred Stock as such term is defined in the Indenture filed with the Bankruptcy Court on April 9, 2010.

6.5. Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied or waived in accordance with the Plan.

6.6. Rights Offering. The Subscription Expiration Date shall have occurred.

6.7. Commitment Fee. The Company shall have paid to each Backstop Investor contemporaneously with the Closing, such Backstop Investor’s pro rata portion of the Commitment Fee.

6.8. Milestones. Each of the Milestones set forth in Section 5.6(a)-(e) shall have occurred on or prior to the applicable Milestone Date (after giving effect to any extensions permitted pursuant to Section 5.6)

Section 7. CONDITIONS TO THE COMPANY’S OBLIGATIONS. The obligations of Company to issue and sell the Backstop Shares to each of the Backstop Investors pursuant to this Agreement shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Company:

7.1. Representations and Warranties. (a) All of the representations and warranties made by each Backstop Investor in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), except to the extent that the breach of any such representation or warranty would not reasonably be expected to have a Backstop Investor Material Adverse Effect on such Backstop Investor and (b) each Backstop Investor shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Backstop Investor on or prior to the Effective Date.

7.2. Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

7.3. Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied in accordance with the Plan.

7.4. Rights Offering. The Subscription Expiration Date shall have occurred

7.5. Backstop Subscription Forms. The Company shall have received a duly executed subscription form from each Backstop Investor in accordance with Section 2.1(b).

Section 8. TERMINATION.

(a) Termination by the Backstop Investors. The Agreement may be terminated at any time by the Required Backstop Investors:

(i) upon the failure of any of the conditions set forth in Section 6 (other than Section 6.8) hereof to be satisfied, which failure cannot be cured by July 23, 2010;

(ii) if any of the Milestones shall not have occurred on or prior to the applicable Milestone Date (after giving effect to any extensions permitted pursuant to Section 5.6);

(iii) if the Company alters, amends or modifies any term of this Agreement without the consent of the Backstop Investors; or

(iv) upon the entry by the Company into an Alternate Transaction (as such term is defined in the Plan Support Agreement).

(b) Termination by the Company.

(i) If any Backstop Investor takes any action that would be a breach of this Agreement, other than any breach that would not reasonably be expected to have a Backstop Investor Material Adverse Effect on such Backstop Investor, and if such breach is not cured within five (5) Business Days after receipt of written notice from the Company to such Backstop Investor (each, a “Backstop Investor Default” and any such defaulting Backstop Investor, a “Defaulting Backstop Investor”); provided, however, that if such breach is not cured by the Defaulting Backstop Investor, then following the expiration of the five (5) Business Day notice period, the Company shall follow the procedures set forth in clause (ii) below and each of the other Backstop Investors (the “Non-Defaulting Backstop Investors”) shall have the right (the “Default Purchase Right”) but not the obligation, to purchase on the Effective Date all or a portion of the Backstop Shares that were to be purchased by the Defaulting Backstop Investor (the “Default Shares”) at a price per share equal to the Per Share Purchase Price. To the extent that the Non-Defaulting Backstop Investors (in the aggregate) desire to purchase more than the total number of Default Shares, such Default Shares shall be allocated between the Non-Defaulting Backstop Investors pro rata, based on their respective Backstop Percentages. The purchase price for the Default Shares shall be payable, at the election of each Non-Defaulting Purchaser, in cash or by cancellation of Senior Notes in accordance with the procedures set forth in Section 2.2(b).

(ii) As soon as practicable after a Backstop Investor Default, but in no event later than two (2) Business Days following the Company becoming aware of such Backstop Investor Default, the Company shall send a written notice (in accordance with the notice provisions set forth in Section 10.3) to each Non-Defaulting Backstop Investor, specifying the number of Default Shares. The Non-Defaulting Backstop Investors shall have five (5) Business Days from receipt of such notice to elect to exercise the Default Purchase Right by notifying the Company of its or their election to purchase all or a portion of the Default Shares then available as a result of the Backstop Investor Default or find a third-party reasonably satisfactory to the Non-Defaulting Backstop Investors to replace the commitment of the

Defaulting Backstop Investor. If at the conclusion of such ten (10) Business Day period, the Non-Defaulting Backstop Investors have not elected to exercise the Default Purchase Right in its entirety or have not found a third-party to replace the commitment of the Defaulting Backstop Purchaser, then the Company may terminate this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 8(b), in addition to any liability to the Company, the parties agree that any Defaulting Backstop Investor will be liable to the Non-Defaulting Backstop Investors for the consequences to the Non-Defaulting Backstop Investors of its breach and that the Non-Defaulting Backstop Purchasers can enforce rights of damages and/or specific performance pursuant to Section 10.17 immediately upon the expiration of the original five (5) Business Day notice period set forth Section 8(b)(i).

(iv) Any time periods granted by this Section 8(b) shall automatically extend the Milestone Date set forth in Section 5.6(e), without using the Company’s permissible extensions provided by Section 5.6.

(c) Mutual Termination. This Agreement may be terminated by the mutual written consent of the Company and the Required Backstop Investors.

(d) Effect of Termination. If this Agreement is terminated pursuant to this Section 8 (other than pursuant to Section 8(b)), the obligations of such parties contained in Sections 2.3, 9, 10.2 through 10.18 and this Section 8 shall survive any such termination. If this Agreement is terminated pursuant to this Section 8(b), the obligations of such parties contained in Sections 10.2 through 10.18 and this Section 8 shall survive any such termination.

Section 9. INDEMNIFICATION; EXCULPATION

(a) Indemnification. The Debtors will indemnify, save and hold harmless each Backstop Investor, and each of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns, and each Person who (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) controls any of the Backstop Investors and the officers, directors, agents and employees of any such controlling Person (collectively, the “Indemnitees”) from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and reasonable attorneys’ fees) and expenses, as incurred by any or all of the Indemnitees in connection with any claim against them by a third party in connection with or arising from the execution, delivery and performance by the Debtors or any Indemnitee of this Agreement or the Rights Offering (collectively, the “Losses”); provided, however, that the foregoing indemnity will not apply to Losses of an Indemnitee to the extent that they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from: (A) any material breach by any Indemnitee of this Agreement; (B) such Indemnitee’s bad faith, willful or intentional misconduct or gross negligence; or (C) any violation of applicable Law by such Indemnitee. This indemnification provision will be in addition to the rights of each and all of the Indemnitees to bring an action against the Debtors for breach of any term of this Agreement. The Debtors acknowledge and agree that each and all of the Indemnitees shall be treated as third-party beneficiaries with rights to bring an action against the Debtors under this Section 9.

(b) Exculpation. To the fullest extent permitted by applicable law, no Debtor shall assert, and each Debtor hereby waives, any claim against the Backstop Investors and each of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns, and each Person who (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) controls any of the Backstop Investors and the officers, directors, agents and employees of any such controlling Person (collectively, the “Exculpated Parties”), on any theory of liability, for special, indirect, consequential or punitive damages, as opposed to direct or actual damages (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) to the extent any such claim arises out of, is in connection with, is a result of, or is in any way related to, this Agreement or the Rights Offering, and Debtors hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in their favor (collectively, the “Exculpated Claims”); provided, however, that the foregoing exculpation will not apply to Losses to the extent that they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from: (A) any material breach by any Exculpated Party of this Agreement; (B) any act or failure to act by an Exculpated Party of bad faith, willful or intentional misconduct or gross negligence; or (C) any violation of applicable law.

Section 10. MISCELLANEOUS.

10.1. Survival. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the Closing for the length of the applicable statute of limitations with respect thereto.

10.2. No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 10.3)

(a)	If to the Company, to:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Attention:

Facsimile:

with a copy (which shall not constitute notice to the Company) to

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Facsimile: (617) 856-8201

Attention: William R. Baldiga, Esq.

(b)	If to a Backstop Investor, to the mailing address or facsimile number set forth on Schedule I hereto.

with a copy (which shall not constitute notice to such Backstop Investor) to:

Schulte Roth & Zabel

919 Third Avenue

New York, New York 10022

Facsimile: (212) 593-5955

Attention: David M. Hillman, Esq.

                  Lawrence V. Gelber, Esq.

                  Eleazer N. Klein, Esq.

Any of the foregoing addresses or facsimile numbers may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address or facsimile number shall be effective only upon receipt.

10.4. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the agreements and documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

10.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. The rights, obligations and interests hereunder may be assigned, delegated or transferred, in whole or in part, by any Backstop Investor in connection with a corresponding Transfer (as such term is defined in the Plan Support Agreement) of Senior Notes or Senior Note Claims to a Transferee (as such term is defined in the Plan Support Agreement); provided, however, that (A) following such Transfer, the transferring Backstop Investor continues to hold a sufficient amount of Senior Note Claims so as to be able to meet its obligations under this Agreement or (B) the Transferee, as a condition precedent to such Transfer, becomes a party to this Agreement and assumes the obligations of the transferring Backstop Investor under this Agreement by executing an addendum substantially in the form set forth in Exhibit A (the “Addendum”) and an assumption in substantially the form set forth in Exhibit B hereto (the “Assumption Agreement”) and deliver the same to Schulte Roth & Zabel LLP (“Schulte Roth”), counsel for the Backstop Investors, and a copy to the Company. Any Transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company and each Backstop Investor, as applicable, shall have the right to enforce the voiding of such transfer. Any additional Senior Notes acquired by a Backstop Investor shall automatically be deemed to be subject to the terms of this Agreement. Following any assignment of a Backstop Investor’s rights and obligations in this Agreement described in Section 10.8(B) above, Schedule I hereto shall be updated by Schulte Roth (in consultation with the assigning Backstop Investor and the Transferee) and delivered to the Company solely to reflect the name and address of the applicable Transferee or Transferees, the Senior Note Claims and the Backstop Percentage that shall apply to such Transferee or Transferees, and any changes to the Senior Note Claims and the Backstop Percentage applicable to the assigning Backstop Investor. Any update to Schedule I hereto described in the immediately preceding sentence shall not be deemed an amendment or modification of this Agreement. In performing this Agreement, the Company may rely solely on the most current Schedule I delivered by Schulte Roth.

10.9. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

10.10. Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Required Backstop Investors. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

10.11. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

10.12. Consent to Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined in the Bankruptcy Court; (b) irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.3 to such party at its address as provided in Section 10.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

10.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.15. Approvals. Notwithstanding anything to the contrary herein, unless notified in writing to the contrary, for purposes of seeking approvals of the Backstop Investors hereunder, such as in accordance with Section 6.4, the Company may rely on the written approval (including email) of Schulte Roth, counsel for the Backstop Investors.

10.16. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.17. Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that such other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

10.18. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GSI GROUP INC., on behalf of itself and its affiliates and subsidiaries listed below

By:	/s/ Marina Hatsopoulos
Name:	Marina Hatsopoulos
Title:	Director

GSI Group Corporation
MES International, Inc.

[signatures continued on next page]

HALE CAPITAL PARTNERS, LP

By:	/s/ Martin Hale, Jr.
	Name:	Martin Hale, Jr.
	Title:	Managing Member

LIBERTY HARBOR MASTER FUND I, L.P.

By:	Liberty Harbor I GP, LLC, its general partner

	By:	/s/ Gregg J. Felton
		Name:	Gregg J. Felton
		Title:	President

TINICUM CAPITAL PARTNERS II, L.P.

By:	Tinicum Lantern II LLC, Its General Partner

	By:	/s/ Eric Ruttenberg
		Name:	Eric Ruttenberg
		Title:	Managing Partner

SPECIAL VALUE CONTINUATION PARTNERS, L.P.

By:	Tennenbaum Capital Partners, LLC
Its: Investment Manager

SPECIAL VALUE EXPANSION FUND, LLC

By:	Tennenbaum Capital Partners, LLC
Its: Investment Manager

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By:	Tennenbaum Capital Partners, LLC
Its: Investment Manager

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By:	Tennenbaum Capital Partners, LLC
Its: Investment Manager

Each of the above by:

	By:	/s/ Howard Levkowitz
		Name:	Howard Levkowitz
		Title:	Managing Partner

HIGHBRIDGE INTERNATIONAL LLC

By:	Highbridge Capital Management, LLC
Its Trading Manager

	By:	/s/ Mark J. Vanacore
		Name:	Mark J. Vanacore
		Title:	Managing Director

Schedule I

SCHEDULE OF BACKSTOP INVESTORS

Name and Address of Backstop Investors	Initial Senior Note Claims, as adjusted pursuant to Section 10.8	Backstop Percentage
Liberty Harbor Master Fund I, L.P. c/o Liberty Harbor, LLC 32 Old Slip New York, NY 10005 Facsimile: (212) 428-3889	$70,000,000	37.84%
Highbridge International LLC c/o Highbridge Capital Management, LLC 9 West 57 Street, 27th Floor New York, New York 10019 Facsimile: (212) 287 4915	$47,500,000	25.68%
Tennenbaum Opportunities Partners V, LP c/o Tennenbaum Capital Partners, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Facsimile: (310) 899-4950	$20,743,000	11.21%
Special Value Continuation Partners, L.P. c/o Tennenbaum Capital Partners, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Facsimile: (310) 899-4950	$7,778,000	4.20%
Special Value Expansion Fund, LLC c/o Tennenbaum Capital Partners, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Facsimile: (310) 899-4950	$5,632,000	3.04%
Special Value Opportunities Fund, LLC c/o Tennenbaum Capital Partners, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Facsimile: (310) 899-4950	$13,347,000	7.22%
Tinicum Capital Partners II, LP c/o Tinicum Inc. One Maritime Plaza, Suite 1650 San Francisco, CA 94111 Facsimile: (212) 750-9264	$15,000,000	8.11%
Hale Capital Partners, LP 570 Lexington Ave, 49th Floor New York, New York 10022 Facsimile: (212) 751-8822	$5,000,000	2.70%

Total:	$185,000,000	100%

Exhibit A

ADDENDUM

Reference is made to that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and among GSI Group, Inc. and each of its subsidiaries and affiliates that are debtors in the Chapter 11 Cases (collectively, “Company”) and each of the Backstop Investors party thereto from time to time. Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 10.8 of the Agreement, the undersigned hereby becomes a Backstop Investor, as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of each party to the Agreement, that:

(a)	as of the date of this Addendum, the Transferee is the legal and beneficial owner of the principal amount of the Senior Notes set forth on the signature page hereto (the “Senior Note Amount”), or advisor for beneficial holders of such Senior Note Amount as set forth below its signature, except to the extent that it may have entered into an agreement to transfer all or a portion of such Senior Note Amount and the transferee has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum);

(b)	other than pursuant to the Agreement, its ownership of the Senior Note Amount is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that would adversely affect in any way such Transferee’s performance of its obligations contained in the Agreement at the time such obligations are required to be performed;

(c)	as of the date of this Addendum, with respect to each Transferee that (i) is an individual, such Transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual such Transferee is, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(d)	assuming the due execution and delivery of the Agreement by the Company the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(e)	as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum, the undersigned agrees to be bound by all the terms of the Agreement.

The undersigned acknowledges and agrees that once delivered to the Company, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this          day of                     , 2010.

TRANSFEREE WHO BECOMES A BACKSTOP INVESTOR

[NAME]

as a Backstop Investor
[Please type the legal name of the undersigned above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

Principal Amount of Senior Notes: $

Exhibit B

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of                     , 2010, by and among GSI Group, Inc. (“GSI Group”) and each of its subsidiaries and affiliates that are a debtor in the Chapter 11 Cases (collectively, “Company”), and each of the Backstop Investors party thereto from time to time, and (ii) that certain Addendum, dated as of                     , 2010 (the “Transferor Addendum”) submitted by                     , as transferor (the “Transferor”). Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming the holder or owner of

☐                      dollars ($            ) in principal amount of the Senior Note Claims

held as of the date hereof by the Transferor, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum copies of which are attached hereto as Annex I. This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof. The Transferee acquiring Senior Note Claims from a Backstop Investor shall hereafter be deemed to be a “Backstop Investor” and a “party” for all purposes under the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date:                     , 2010

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail: